Exhibit 99.1

NextPlat Reports 21% Sequential Quarterly Revenue Growth, 87% Reduction in Quarterly Net Loss to $144,000 and Record Gross Margin of Approximately 40%

Growth Momentum Continues Across the Business, Highlighted by Increased Higher-Margin 340B Healthcare Prescription Volumes and Over 27% Sequential Growth in E-Commerce Revenue

HALLANDALE BEACH, FL – August 13, 2026 – NextPlat Corp (NASDAQ: NXPL) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced significantly improved operating results for the second quarter ended June 30, 2026.

“The second quarter of 2026 marked a clear financial inflection point in NextPlat’s turnaround as we generated strong sequential revenue growth, expanded consolidated gross margin to a record 40%, and reduced our net loss to $144,000,” said David Phipps, Chief Executive Officer and President of NextPlat Corp. “NextPlat’s significantly improved financial results reflect a more efficient operating structure and a deliberate shift toward higher-margin 340B contracted pharmacy services. Supported by 11 new contracted entities signed during the first half of 2026 and customer onboarding underway, our focus is now on converting this pipeline into revenue, maintaining margin discipline, and achieving sustainable profitability including selective, strategically aligned acquisitions that can add scale and diversification.”

Second Quarter 2026 Financial Highlights:

●	Consolidated revenue for the quarter ended June 30, 2026, was approximately $11.9 million, a sequential increase of approximately 21% over first quarter 2026 revenue of $9.9 million reflecting the Company’s continued focus on expanding its contracted healthcare business

○ Second quarter 2026 results reflected continued progress in the Company’s Healthcare operations strategy to expand its higher-value contracted pharmacy services focused on supporting the needs of 340B, long-term care, government and other healthcare providers. Contracted pharmacy revenue increased 136% to approximately $2.2 million, compared with approximately $0.9 million in the prior-year period. The increase was attributable to growth in 340B contract revenue of approximately $0.7 million and the increase in medication fulfillment contract services secured late in 2025, of approximately $0.6 million. The increase in 340B contract revenue was driven by growth in our existing 340B contracts of approximately $0.6 million and an increase in new 340B contract revenue of approximately $0.1 million. On a sequential basis, contracted pharmacy revenue increased approximately 20% from the first quarter of 2026, supported by ongoing business development activity and the addition of multiple new contracted clients. Total pharmacy prescription revenue was approximately $5.6 million, compared with approximately $8.2 million in the prior-year period. As anticipated, the year-over-year change primarily reflected lower payer reimbursement rates and payer mix. The strong growth in contracted pharmacy revenue substantially offset these expected headwinds and demonstrates the increasing contribution from the Company’s expanding contracted services business.

○ Second quarter 2026 e-Commerce revenue increased approximately 27% sequentially to approximately $4.1 million, compared with approximately $3.2 million in the first quarter of 2026, accompanied by improved gross margin performance. Growth was supported by continued strong global demand for satellite-based connectivity and Internet of Things (IoT) products including new and expanded orders for Iridium and Globalstar devices serving international government and military customers.

●	Overall gross margin for the second quarter ended June 30, 2026, reached a record level of approximately 40%, surpassing the previous record of 35% set in the first quarter ended March 31, 2026, and up approximately 18 percentage points from 22% in the prior-year second quarter.

○ Gross margin in the Company’s Healthcare Operations segment continued to improve significantly, increasing to approximately 46% in the second quarter of 2026, compared with approximately 39% in the first quarter of 2026 and approximately 20% in the second quarter of 2025. This represents an improvement of nearly seven percentage points sequentially and more than double the gross margin reported in the prior-year period. The increase was primarily attributable to the addition of new contracted medication fulfillment services and lower drug acquisition costs resulting from the Medicare Drug Price Negotiation Program, which commenced in January 2026. With higher-margin 340B contracted services revenue expected to increase, the Company believes the segment’s gross margin will remain well above prior-year levels.

○ Gross margin for e-Commerce Operations continued to increase sequentially during the second quarter of 2026 to approximately 27% from 25% when compared to the first quarter of 2026 and up from 26% recorded in the second quarter of 2025.

●	Total operating expenses for the quarter ended June 30, 2026 slightly increased to approximately $4.8 million from approximately $4.7 million in the prior year quarter primarily reflecting a $0.5 million increase in professional fees. Excluding a one-time increase in professional fees, overall operating expenses declined approximately 8% due to the Company’s ongoing refocusing and streamlining efforts. Management continues to expect that the addition of higher-margin contracted healthcare services revenue supported by the Company’s more efficient expense structure will contribute to sustainable positive operating income for the remainder of 2026.

●	Net loss attributable to common stockholders for the quarter ended June 30, 2026 decreased approximately 92% to approximately $0.1 million or ($0.05) per diluted share, compared to a net loss attributable to common stockholders of approximately $1.8 million, or ($0.69) per diluted share for the three months ended June 30, 2025. Excluding the one-time impact of approximately $0.5 million in professional fees, the Company achieved profitability during the second quarter and anticipates generating positive earnings moving forward.

●	The Company ended the quarter with approximately $11.9 million in cash, working capital of approximately $14.2 million, and no material unsecured debt as of June 30, 2026.

Organizational Highlights and Recent Business Developments:

●	During the quarter, momentum in the Company’s Healthcare Operations segment continued to build as higher-margin 340B contracted pharmacy services prescription volumes grew over 33% year-over-year, driven primarily by enhanced customer service and support. Successful new 340B business development efforts continued to result in the signing of new services contracts, securing five new entities in the first quarter and six in the second quarter, each representing sequential records. Onboarding of these new customers is currently underway. These additions are expected to contribute to increased revenue throughout the third quarter with a more significant contribution expected early in the fourth quarter.

●	After the close of the second quarter, the Company announced the intended acquisition of a profitable pharmacy operation in the Pensacola area of Northwest Florida. Once completed, this strategic acquisition can enhance the Company’s PharmcoRx pharmacy operation, diversifying and expanding its reach into an underserved market as a platform supporting the launch of new high-value healthcare services for regional providers and patients. The Company is currently exploring additional selective acquisitions that could significantly increase the scale of its brick-and-mortar business in Florida.

●	E-commerce sales during the second quarter continued to produce strong sequential growth including improved margins, driven largely by increased sales of satellite-based IoT and Push-to-Talk (PTT) hardware and higher-margin airtime services in international markets supporting government and military sector customers. Through the end of the second quarter, government and military sector sales surpassed $1.75 million.

●	During the third quarter of 2026, the Company expects to launch its new nationwide medication fulfillment website, providing consumers across all 50 U.S. states with convenient online access to prescription and over-the-counter healthcare products. The new platform is expected to significantly expand PharmcoRx’s reach beyond Florida, establish a scalable national e-commerce sales channel and support future healthcare revenue growth through broader consumer access and new partnership opportunities.

Second Quarter 2026 Conference Call Notification

NextPlat’s Chief Executive Officer and President, David Phipps, its Chief Financial Officer, Amanda Ferrio, and Vice President of Healthcare Operations, Birute Norkute, will host a conference call today, August 13th at 8:30 a.m. Eastern time to discuss the results for the quarter ended June 30, 2026, as well as other recent developments.

To access the call, please use the following information:

Date:	Thursday, August 13, 2026
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-877-407-9716
International dial-in number:	1-201-493-6779
Conference webcast link:	https://viavid.webcasts.com/starthere.jsp?ei=1770457&tp_key=6a139162d1

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1770457&tp_key=6a139162d1 and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar/detail/20260813-q2-2026-results-conference-call. A replay of the conference call will be available after 12:00 p.m. Eastern time through August 27, 2026.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay entry code:	13761874

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, to be filed with the Securities and Exchange Commission.

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, net	$11,881	$13,240	$21,736	$27,166
Cost of revenue	7,187	10,357	13,630	21,419
Gross profit	4,694	2,883	8,106	5,747

Operating expenses:
Selling, general and administrative	2,445	1,976	4,421	4,001
Salaries, wages and payroll taxes	2,296	2,561	4,745	5,288
Depreciation and amortization	54	150	119	320
Intangible asset amortization	26	25	51	51
Total operating expenses	4,821	4,712	9,336	9,660

Operating loss	(127)	(1,829)	(1,230)	(3,913)
Non-operating income	(31)	(71)	(2)	(222)
Loss before income taxes	(96)	(1,758)	(1,228)	(3,691)
Income taxes	(48)	(31)	(48)	(40)
Net loss	(144)	(1,789)	(1,276)	(3,731)
Net loss attributable to non-controlling interest	—	—	14	—
Net loss attributable to common stockholders	$(144)	$(1,789)	$(1,262)	$(3,731)

Comprehensive loss:
Net loss	$(144)	$(1,789)	$(1,276)	$(3,731)
Foreign currency (loss) gain	(6)	(58)	17	(69)
Comprehensive loss	$(150)	$(1,847)	$(1,259)	$(3,800)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(144)	$(1,789)	$(1,262)	$(3,731)
Weighted number of common shares outstanding – basic and diluted	2,708	2,596	2,701	2,596

Basic and diluted loss per share	$(0.05)	$(0.69)	$(0.47)	$(1.44)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value data)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$11,940	$13,709
Receivables, net of allowances of $62 and $40 as of June 30, 2026 and December 31, 2025, respectively	8,249	5,944
Inventory, net of inventory reserves of $421 and $418 as of June 30, 2026 and December 31, 2025, respectively	4,058	3,396
Other current assets	899	1,107
Total Current Assets	25,146	24,156
Property and equipment, net of accumulated depreciation of $1,483 and $3,527 as of June 30, 2026 and December 31, 2025, respectively	2,390	2,505
Operating right-of-use assets, net	572	189
Goodwill	156	156
Intangible assets, net	371	422
Other noncurrent assets	37	37
Total Assets	$28,672	$27,465

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$10,252	$8,265
Notes payable	189	416
Operating lease liabilities	186	158
Other current liabilities	355	287
Total Current Liabilities	10,982	9,126

Long Term Liabilities:
Notes payable, net of current portion	815	876
Operating lease liabilities, net of current portion	390	41
Total Liabilities	12,187	10,043

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 2,713,222 and 2,676,788 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively)	—	3
Additional paid-in capital	77,911	77,586
Accumulated deficit	(61,325)	(60,063)
Accumulated other comprehensive loss	(101)	(118)
Treasury stock (at cost; 13,054 shares as of June 30, 2026 and December 31, 2025)	(100)	(100)
Equity attributable to common stockholders	16,385	17,308
Equity attributable to non-controlling interests	100	114
Total Equity	16,485	17,422

Total Liabilities and Equity	$28,672	$27,465